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                                    EXHIBIT 11


                                CHIRON CORPORATION
                   STATEMENT OF COMPUTATION OF EARNINGS PER SHARE


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
                                                Three Months Ended
                                         -------------------------------
                                            March 31,         March 31,
                                              1995              1994
                                         --------------    -------------

Net Income(loss)                         $(385,778,000)    $   4,817,000
                                         --------------    -------------

Primary Computation of:

Weighted average number
  of common shares outstanding               40,013,000       32,831,000

Weighted average dilutive
  incremental common shares
  issuable from exercise of
  warrants                                           --          104,000

Weighted average dilutive
  incremental common shares
  issuable under employee
  stock option programs                              --        1,671,000
                                         --------------    -------------

Total weighted average
  primary common shares                      40,013,000       34,606,000
                                         --------------    -------------

Net income(loss) per share                  $    (9.64)    $        0.14
                                         --------------    -------------
                                         --------------    -------------
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